Exhibit 99.1

News Release
Air Products and Chemical, Inc
7201 Hamilton Boulevard, Allentown, PA 18195-1501
www.airproducts.com

Air Products to Acquire Majority Stake in South America’s

Largest Independent Industrial Gas Company

LEHIGH VALLEY, Pa, (June 19, 2012) – Air Products (NYSE: APD) today announced a definitive agreement to purchase a 67% majority stake in Indura S.A. for $884 million/CLP 451 billion. The transaction is expected to enhance Air Products’ growth opportunities in the region and be accretive to Air Products earnings per share in fiscal 2013. It is expected to close by early July, subject to certain closing conditions.

Headquartered in Santiago, Chile, Indura is the largest independent industrial gas company in Latin America. This investment will position Air Products as the second largest industrial gas producer in Latin America, a region second in growth only to Asia. By taking a majority stake in Indura, Air Products will extend its Latin American presence to 12 countries, enabling the company to benefit from greater economies of scale and a large talent pool to service multinational customers in more markets.

“Air Products’ investment in Indura continues our strategy to expand our global presence in high growth regions with strong local partners,” said John E. McGlade, chairman, president and chief executive officer. “This is a winning partnership offering double-digit growth with solid returns. Indura is a very well known and respected brand that represents a quality business, strong leadership and dedicated employees. By leveraging Indura’s local leadership and Air Products’ global expertise, we expect to better serve key global customers and further expand our growth opportunities in one of the world’s most promising markets.”

“Joining the Air Products family will position Indura to benefit from the technologies, experience and best practices of a successful global player in the industrial gases industry. This will allow us to leverage our market knowledge and long-term relationships we have established in Latin America,” said Hernán Briones Goich, chairman of Invesa. Invesa is the holding company of the Briones family which today is the controlling shareholder of Indura and will be an important partner to Air Products in this investment.

Indura has annual sales of $478 million/CLP 244 billion. Its integrated gas and retail business includes liquid bulk, small on-sites and packaged gases. The company has more than 2300 employees, over 20 production plants, over 40 filling sites and more than 100 retail outlets in the countries of Argentina, Chile, Colombia, Ecuador and Peru. Air Products already has existing interests in Latin America, through its wholly-owned businesses in Argentina, Brazil and its joint venture, Grupo Infra, headquartered in Mexico.

Air Products (NYSE:APD) provides atmospheric, process and specialty gases; performance materials; equipment; and technology. For over 70 years, the company has enabled customers to become more productive, energy efficient and sustainable. More than 18,000 employees in over 40 countries supply innovative solutions to the energy, environment and emerging markets. These include semiconductor materials, refinery hydrogen, coal gasification, natural gas liquefaction, and advanced coatings and adhesives. In fiscal 2011, Air Products had sales of approximately $10 billion. For more information, visit www.airproducts.com.

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Founded in 1948 in Santiago, Chile, Indura is the largest independent industrial gases company in South America, with $478 million/CLP 244 billion in annual revenues. The company operates in Argentina, Chile, Colombia, Ecuador, Mexico and Peru and has a distribution network in Central America, Bolivia, Canada, U.S.A. and Uruguay. Its regional presence includes over 20 production plants, over 40 filling sites, more than 100 retail outlets and more than 2300 employees. For more information, visit www.indura.net.

The management of Air Products will host a conference call today, Tuesday June 19, 2012, at 9:00 a.m. ET to discuss this announcement. The company welcomes members of the investment community to listen to the call live by dialing 719-325-2337 and entering the passcode 3547509. The live webcast of the call can be accessed at www.airproducts.com/company/news-center/teleconference-information.aspx. An audio replay of the call will be available after the call’s conclusion and can be accessed by calling 888-203-1112 in the U.S. or 719-457-0820 outside the U.S. and entering the passcode 3547509.

NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about growth, projections, targets and business outlook. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, deterioration in Latin American economic and business conditions; weakening demand for the Company’s products in Latin America; future financial and operating performance of major customers and industries served by the Company in Latin America; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; market acceptance of the Company’s products and applications; the impact of competitive products and pricing; achieving anticipated acquisition synergies; significant fluctuations in interest rates and currencies from that currently anticipated; the continued availability of capital funding sources for the Company’s Latin American operations; the impact of tax or other legislation and regulations; the impact of new or changed financial accounting guidance; and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2011. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

George Noon, tel: (610) 481-1990; e-mail: noong@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.